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                                                                   EXHIBIT 99.1

[Fifth Third Bank logo]                                     [OLD KENT logo]


FOR IMMEDIATE RELEASE

DATE:             MARCH 8, 2001
CONTACT:          PEGGY JANEI
                  (616) 771-5257


              OLD KENT, FIFTH THIRD REQUIRED TO DIVEST 6 LOCATIONS


      GRAND RAPIDS, MICHIGAN - As a condition to the approval of the merger between Old Kent Financial Corporation and Fifth Third Bancorp, six banking locations in areas where the two banks overlap will be sold: Old Kent Northside Holland Banking Center at 91 Douglas; Old Kent Zeeland Banking Center at 501 West Main; Old Kent St. Joseph Banking Center at 4009 Red Arrow Highway; Old Kent St. Joseph Banking Center at 715 Ship Street; Fifth Third Fremont Banking Center at 211 West Main; Fifth Third Grand Haven Banking Center at 1600 Beacon Boulevard.

      Old Kent Executive Vice President and Retail Manager David Schneider commented, "The Old Kent/Fifth Third merger is very positive news for West Michigan. Once it is completed, the combined Old Kent/Fifth Third organization will have 149 full-service banking centers throughout western Michigan.

      Schneider continued, "When we first announced the merger, it was noted that as part of the regulatory approval process, federal regulators would expect the divestiture of some offices due to the high concentration of Fifth Third and Old Kent offices in certain communities. Customers and employees are our highest priority during this process. We want to assure them and the communities we serve that we are going to work very hard to minimize any impact of this divestiture process on all those concerned. We will continue to have a presence in each area and its surrounding community."

      Potential buyers of the divested locations have been identified and it is anticipated that the signing of definitive agreements will be announced in the next few weeks. These divestitures include the banking center locations, related retail deposits and loans, and related commercial deposits and loans.

                                     -more-
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      Old Kent Financial Corporation is a financial services holding company headquartered in Grand Rapids, Michigan. It operates approximately 300 banking offices in Michigan, Illinois and Indiana. At December 31, 2000, Old Kent had total assets of $23.8 billion. Old Kent is on the New York Stock Exchange under the symbol "OK."

      Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $46 billion in assets, operates 14 affiliates with 671 full-service Banking Centers, including 120 Bank Mart locations open seven days a week inside select grocery stores and 1,395 Jeanie ATMs in Ohio, Kentucky, Indiana, Florida, Arizona, Michigan and Illinois. A leader in e-commerce, Fifth Third was named #1 e-business innovator by PC Week. The financial strength of Fifth Third's affiliate banks continues to be recognized by ratings agencies with deposit ratings of AA- and Aa2 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa3. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through The NASDAQ Stock Market under the symbol "FITB."

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This document contains forward-looking statements about Fifth Third Bancorp, Old
Kent Financial Corporation and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third, Old Kent and the combined company including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third and Old Kent do business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third and Old Kent are engaged; (6) changes in the securities markets; and (7) the possibility that the merger or the planned divestitures will not occur when or as anticipated.
Further information on other factors which could affect the financial results of Fifth Third after the merger are included in Fifth Third's and Old Kent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third or Old Kent.